Exhibit 4.8

CONTRACT OF PURCHASE AND SALE

THIS AGREEMENT made as of then 4th day of May, 2009.

AMONG:

Soraje Holdings Ltd., of 200-8338 120th Street

Vancouver, British Columbia, V3W 3N4

(the “Seller”)

AND:

Arris Resources Inc., of 1250 W. Hastings Street,

Vancouver, British Columbia, V6E 2M4

(the “Purchaser”)

PROPERTY:

8679 158th Street
UNIT NO.	ADDRESS OF PROPERTY

Surrey	V3W 3N4	010-114-386
CITY/TOWN/MUNICIPALITY	POSTAL CODE	PID

Lot C, Plan 15650 Section 26 Township 2 NW Land District
LEGAL DESCRIPTION

(the”Property”)

The Buyer agrees to purchase the Property from the Seller on the following terms and subject to the following conditions:

1.  PURCHASE PRICE:  The purchase price of the Property will be Six Hundred and Seventy Seven Thousand Dollars $677,000.00 (Purchase Price).

2.  DEPOSIT:  A deposit of $10,000.00 which will form part of the Purchase Price.

Payment will be made on the following terms:

I.

$10,000.00 non-refundable with completion of a successful feasibility study of the Property on or before August 4, 2009.

II.

      $667,000.00 upon completion.

All monies paid pursuant to the section (deposit) will be delivered directly to the Seller. In the event the Buyer fails to pay the Deposit as required by this Contract, the Seller may, at the Seller’s option, terminate this Contract. The party who receives the Deposit is authorized to pay all or any portion of the Deposit to the Buyer’s or Seller’s conveyancer (the “Conveyancer”) without further written direction of the Buyer or Seller, provided that: (a) the Conveyancer is a Lawyer or Notary; (b) such money is to be held in trust by the Conveyancer as stakeholder; and (c) if the sale does not complete, the money should be returned to such party as stakeholder or paid into Court.

3.  TERMS AND CONDITIONS: The purchase and sale of the Property includes the following terms and is subject to the following conditions:

No other terms and conditions

Each condition, if so indicated, is for the sole benefit of the party indicated. Unless each condition is waived or declared fulfilled by written notice given by the benefiting party to the other party on or before the date specified for each condition, this Contract will be terminated thereupon and the Deposit returnable.

4.  COMPLETION: The sale will be completed on May 4, 2010 (Completion date) at the appropriate Land Title Office.

5.  POSSESSION: The Buyer will have vacant possession of the Property at 12p.m. on May 4, 2010 (Possession Date).

6.  ADJUSTMENTS: The Buyer will assume and pay all taxes, rates, local improvement assessments, fuel, utilities and other charges from, and including, the date set for adjustments, and all adjustments both incoming and outgoing of whatsoever nature will be made as of May 4, 2009 (Adjustment Date).

7.  INCLUDED ITEMS: The Purchase Price includes any buildings, improvements, fixtures, appurtenances and attachments thereto, and all blinds, awnings, screen doors and windows, curtain rods, tracks and valances, fixed mirrors, fixed carpeting, electric, plumbing, heating and air conditioning fixtures and all appurtenances and attachments thereto as viewed by the Buyer at the date of inspection, INCLUDING:

No other items included

8.  VIEWED: The Property and all included items will be in substantially the same condition at the Possession Date as when viewed by the Buyer on April 1st 2009.

9.  TITLE: Free and clear of all encumbrances except subsisting conditions, provisos, restrictions, exceptions and reservations, including royalties, contained in the original grant or contained in any other grant or disposition from the Crown, registered or pending restrictive covenants and rights-of-way in favour of utilities and public authorities, existing tenancies set out in Clause 5, if any, and except as otherwise set out herein.

10.  TENDER: Tender or payment of monies by the Buyer to the Seller will be by certified cheque, bank draft, cash or Lawyer’s/Notary’s or real estate brokerage’s trust cheque.

11.  DOCUMENTS: All documents required to give effect to this Contract will be delivered in registrable form where necessary and will be lodged for registration in the appropriate Land Title Office by 4 p.m. on the Completion Date.

12.  TIME: Time will be of the essence hereof, and unless the balance of the cash payment is paid and such formal agreement to pay the balance as may be necessary is entered into on or before the Completion Date, the Seller may, at the Seller’s option, terminate this Contract, and, in such event, the amount pad by the Buyer will be absolutely forfeited to the Seller on account of damages, without prejudice to the Seller’s other remedies.

13.  BUYER FINANCING: If the Buyer is relying upon a new mortgage to finance the Purchase Price, the Buyer, while still required to pay the Purchase Price on the Completion Date, may wait to pay the Purchase Price to the Seller until after the transfer and new mortgage documents have been lodge for registration in the appropriate Land Title Office, but only if, before such lodging, the Buyer has: (a) made available for tender to the Seller that portion of the Purchase Price not secured by the new mortgage, and (b) fulfilled all the new mortgagee’s conditions for funding except lodging the mortgage for registration, and (c) made available to the Seller, a Lawyer’s or Notary’s undertaking to pay the Purchase Price upon the lodging of the transfer and new mortgage documents and the advance by the mortgagee of the mortgage proceeds pursuant to the Canadian Bar Association (BC Branch) (Real Property Section) standard undertakings (the “CBA Standard Undertakings”).

14.  CLEARING TITLE: If the Seller has existing financial charges to be cleared from title, the Seller, while still required to clear such chares, may wait to pay and discharge existing financial charges until immediately after receipt of the Purchase Price, but in this event, the Seller agrees that payment of the Purchase Price shall be made by the Buyer’s Lawyer or Notary to the Seller’s Lawyer or Notary, on the CBA Standard Undertakings to pay out and discharge the financial charges, and remit the balance, if any, to the Seller.

15.  COSTS: The Buyer will bear all costs of the conveyance and, if applicable, any costs related to arranging a mortgage and the Seller will bear all costs of clearing title.

16.  RISK: All buildings on the Property and all other items included in the purchase and sale will be, and remain, at the risk of the Seller until 12:01 a.m. on the Completion Date. After that time, the Property and all included items will be at the risk of the Buyer.

17.  PLURAL: In this Contract, any reference to a party includes that party’s heirs, executors, administrators, successors and assigns; singular includes plural and masculine includes feminine.

18.  REPRESENTATIONS AND WARRANTIES: There are no representations, warranties, guarantees, promises or agreements other than those set out in this Contract and the representations contained in the Property Disclosure Statement if incorporated into and forming part of this Contract, all of which will survive the completion of the sale.

19.  ACCEPTANCE IRREVOCABLE (Buyer and Seller): The Seller and the Buyer specifically confirm that this Contract of Purchase and Sale is executed under seal. It is agreed and understood that the Seller’s acceptance is irrevocable, including without limitation, during the period prior to the date specified for the Buyer to either:

A.  fulfill or waive the terms and conditions herein contained; and/or

B.  exercise any option(s) herein contained.

20.  THIS IS A LEGAL DOCUMENT. READ THIS ENTIRE DOCUMENT AND INFORMATION PAGE BEFORE YOU SIGN.

21.  OFFER: This offer, or counter-offer, will be open for acceptance until 12 o’clock p.m. on May 4, 2010 (unless withdrawn in writing with notification to the other party of such revocation prior to notification of its acceptance), and upon acceptance of the offer, or counter-offer, by accepting in writing and notifying the other party of such acceptance, there will be a binding Contract of Purchase and Sale on the terms and conditions set forth.

X___________________	____________________	________________________
WITNESS	BUYER	PRINT NAME

X___________________	____________________	________________________
WITNESS	BUYER	PRINT NAME

22.  ACCEPTANCE: The Seller hereby accepts the above offer and agrees to complete the sale upon the terms and conditions set out above.

Seller’s acceptance is dated _____________________, ____________.

X___________________	____________________	________________________
WITNESS	SELLER	PRINT NAME

X___________________	____________________	________________________
WITNESS	SELLER	PRINT NAME

BC Assessment

www.bcassessment.ca

ASSESSMENT ROLL NUMBER

AREA: 14 NEIGHBOURHOOD: 016

JURISDICTION: 326 - City of Surrey

ROLL: 8284-01018-2

PIN: 0005127869

PLEASE KEEP YOUR PIN CONFIDENTIAL.

2009 Property Assessment

Your 2009 assessment reflects the market value of your property at either July 1, 2007 or July 1, 2008, whichever is lower (if no change has recently occurred to the property). For those properties with changes, the 2009 value will reflect the new condition or use.

PROPERTY DESCRIPTION

This is a general description of your property for assessment purposes.* For additional information please contact your assessment office.

8679 158 ST

Lot C, Plan 15850, Section 28, Township 2, New Westminster Land District

PID: 010-114-986

PROPERTY VALUE

The value of your property is determined by local real estate market conditions. In most cases, the **ASSESSED VALUE** is BC Assessment's estimate of the market value (most probable selling price) for your property had it been for sale on July 1, 2007

This value typically reflects the physical condition of your property as of October 31, 2008 and relevant information contained in the Land Title and Survey Authority records as of November 30, 2008.

	VALUE	CLASS
LAND	677,000	
ASSESSED VALUE	$677,000	RESIDENTIAL
TAXABLE VALUE	$677,000	

ADDITIONAL INFORMATION

This notice provides you with an estimate of your property value, its classification and your entitlement to exemptions from taxation, if any apply. This information will be used by the provincial government and local governments to calculate your 2009 property taxes.

Please refer to the insert for more information.

- 2009 assessed value (as of July 1, 2007) was $677,000.
- 2009 value (as of July 1, 2008) was $677,000. The lower of these two values is shown in the box above.

YOUR ASSESSMENT OFFICE FOR THIS PROPERTY IS:

Surrey-White Rock Assessment Area
208-5460 152 St
Surrey BC V3S 5J9
14-38-326-8284-01018-2

Local Office 604-576-4100 Or 1-866-607-6007
Fax 604-576-4704
Email surrey-whiterock@bcassessment.ca

THE OWNER/LESSEE OF THIS PROPERTY IS:

0031404

211 (S)

SORAJE HOLDINGS LTD
11631 BLUNDELL RD
RICHMOND BC V6Y 1L4

QUESTIONS? CONTACT US.

If you have questions about your 2009 Property Assessment, please call your assessment office.

During January, offices will be open 8:30 a.m. to 5:00 p.m., Monday through Friday.

DEADLINE FOR FILING A COMPLAINT IS FEBRUARY 2, 2009

Because the normal deadline of January 31 falls on a weekend this year, this date has been extended to Monday, February 2, 2009. If you disagree with your property assessment, submit the Notice of Complaint (Appeal) form, available at www.bcassessment.ca. Or **mail, fax** or **deliver** your written request for review to your assessment office. **Mailed-in requests must be post-marked by February 2, 2009.**

* Before using information in the Property Description box for non-assessment purposes please verify records with the Land Title and Survey Authority of British Columbia (www.ltsa.ca).